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                               EXHIBIT 99.2

July 2, 1999                                 [Pinnacle Banc Group, Inc. Logo]

Dear Fellow Stockholder:

     It is my pleasure to invite you to attend a special meeting of stockholders of Pinnacle Banc Group, Inc. to be held at The Drake Oak Brook Office Plaza, Oak Brook, Illinois on Tuesday, August 10, 1999 at 10 a.m., local time.

     The purpose of this meeting is to consider and vote upon the Agreement and Plan of Merger dated as of March 18, 1999 between Pinnacle, Old Kent Financial Corporation and OKFC Merger Corporation, a wholly-owned subsidiary of Old Kent (the "Merger Agreement"). If the merger is consummated, then each share of Pinnacle common stock would be exchanged for 0.75285 shares of Old Kent common stock plus cash in lieu of fractional shares. Old Kent common stock is traded on the New York Stock Exchange under the symbol "OK." The consummation of the merger is specifically subject to the approval by two-thirds of Pinnacle's stockholders as well as certain other conditions, including the approval of bank regulators.

     Old Kent is a large, diversified financial services organization that operates as a bank holding company. Old Kent and its subsidiaries have total assets of approximately $16 billion and operate 234 banking offices in Michigan, Illinois and Indiana, as well as over 160 mortgage lending sites in the United States. Stockholders of Pinnacle who receive Old Kent common stock will receive a security that is traded on the New York Stock Exchange and that is issued by a larger, more diversified financial institution.

     The enclosed prospectus and proxy statement explains in detail the terms of the Merger Agreement and merger, as well as other information relating to Pinnacle and Old Kent. Please carefully review and consider all of this information.

     THE PINNACLE BOARD OF DIRECTORS UNANIMOUSLY DETERMINED THAT THE MERGER IS ADVISABLE AND IN THE BEST INTERESTS OF THE PINNACLE STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

     YOUR PARTICIPATION IN THE SPECIAL MEETING, IN PERSON OR BY PROXY, IS ESPECIALLY IMPORTANT. AN ABSTENTION OR FAILURE TO VOTE AT THE SPECIAL MEETING OR TO SUBMIT A PROXY WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE MERGER AGREEMENT. IF YOU DO SUBMIT A PROXY AND DO NOT INCLUDE INSTRUCTIONS ON HOW TO VOTE YOUR PROXY, YOUR SHARES WILL BE VOTED "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. PLEASE SIGN, DATE, AND MAIL THE ENCLOSED PROXY PROMPTLY IN THE POSTAGE-PAID ENVELOPE THAT HAS


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BEEN PROVIDED FOR YOUR CONVENIENCE.  IF YOU ATTEND THE SPECIAL MEETING, YOU
MAY VOTE IN PERSON, IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                                   Sincerely yours,

                                   /s/ John J. Gleason, Jr.
                                   John J. Gleason, Jr. Vice Chairman and
                                   Chief Executive Officer